                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                           Hudson Holding Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    443793104
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 28, 2006
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /x/  Rule 13d-1(c)

      / /  Rule 13d-1(d)

--------
      (1)   The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

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CUSIP No. 443793104                   13G                    Page 2 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    SOUTH FERRY #2, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,375,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              3,375,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,375,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 3 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    AARON WOLFSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  375,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,375,000 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              375,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              3,375,000 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,750,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    9.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 4 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ABRAHAM WOLFSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,375,000 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              3,375,000 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,375,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 5 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MORRIS WOLFSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,375,000 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              3,375,000 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,375,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 6 of 11 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            Hudson Holding Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            525 Washington Blvd., Suite 3600
            Jersey City, New Jersey 07310

Item 2(a).  Name of Person Filing:

            This  statement is jointly filed by South Ferry #2, L.P., a Delaware limited  partnership,  Aaron  Wolfson,  Abraham  Wolfson  and Morris
            Wolfson  (together  with South  Ferry #2,  L.P.,  Aaron  Wolfson and
            Abraham  Wolfson,  the  "Reporting  Persons").  As Aaron Wolfson and
            Abraham  Wolfson are the general  partners of South Ferry #2,  L.P., and because Morris  Wolfson is the portfolio  manager of South Ferry
            #2,  L.P.,  they  may be  deemed,  pursuant  to  Rule  13d-3  of the
            Securities  Exchange Act of 1934, as amended (the "Act"),  to be the beneficial  owners of the shares of Common Stock held by South Ferry
            #2,  L.P.,  however,  the general  partners  have  delegated  to the portfolio  manager full voting and dispositive power over the shares of the  Issuer  held by the  limited  partnership.  Each of  Messrs.
            Wolfson,  Wolfson and Wolfson disclaim beneficial ownership of these shares  except  to the  extent  of his  respective  equity  interest therein.  The Reporting Persons are filing this joint statement,  as they may be considered a "group" under Section  13(d)(3) of the Act.
            However,  neither  the fact of this  filing nor  anything  contained herein shall be deemed to be an admission by the  Reporting  Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            One State Street Plaza, 29th Floor
            New York, New York 10004

Item 2(c).  Citizenship:

            South Ferry #2, L.P. is  organized  under the laws of the State of
            Delaware.  Aaron Wolfson,  Abraham  Wolfson and Morris Wolfson are
            citizens of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            443793104

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 7 of 11 Pages
----------------------                                    ----------------------

Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            /X/  Not Applicable

      (a)   / /  Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

      (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /  Insurance  company  as  defined  in  Section  3(a)(19)  of  the
                 Exchange Act.

      (d)   / /  Investment company registered under Section 8 of the Investment
                 Company Act.

      (e)   / /  An    investment    adviser    in    accordance    with    Rule
                 13d-1(b)(1)(ii)(E).

      (f)   / /  An employee  benefit plan or endowment fund in accordance  with
                 Rule 13d-1(b)(1)(ii)(F).

      (g)   / /  A parent holding  company or control person in accordance  with
                 Rule 13d-1(b)(1)(ii)(G).

      (h)   / /  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i)   / /  A  church  plan  that is  excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                 Company Act.

      (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported herein are calculated  based on 27,149,860 shares of Common  Stock  outstanding  as of November  10,  2006,  as reported in the Issuer's Form 10-QSB filed with the  Securities  and
            Exchange  Commission on November 14, 2006 PLUS  9,575,325  shares of
            Common Stock issued by the Issuer on November 28, 2006,  as reported in the  Issuer's  Form 8-K filed with the  Securities  and  Exchange
            Commission on December 1, 2006.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date  hereof the  reporting  person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following [].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 8 of 11 Pages
----------------------                                    ----------------------

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief,  the securities  referred to above were not acquired and are not held  for the  purpose  of or with the  effect  of  changing  or influencing the control of the issuer of the securities and were not acquired and are not held in connection  with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 9 of 11 Pages
----------------------                                    ----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: April 19, 2007                   SOUTH FERRY #2, L.P.

                                         By:  /s/ Morris Wolfson
                                              -----------------------------------
                                              Morris Wolfson, a general partner

                                         /s/ Aaron Wolfson
                                         ----------------------------------------
                                         AARON WOLFSON

                                         /s/ Abraham Wolfson
                                         ----------------------------------------
                                         ABRAHAM WOLFSON

                                         /s/ Morris Wolfson
                                         ----------------------------------------
                                         MORRIS WOLFSON

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 10 of 11 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

      The following document is filed herewith:

          (a)    Joint Filing  Agreement  dated April 19, 2007 among South Ferry
                 #2, L.P., Aaron Wolfson, Abraham Wolfson and Morris Wolfson.

----------------------                                    ----------------------
CUSIP No. 443793104                   13G                    Page 11 of 11 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The  undersigned  hereby  agree that the  Statement  on Schedule 13G dated
April 19,  2007 with  respect  to the shares of Common  Stock of Hudson  Holding
Corporation and any further  amendments  thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

Dated: April 19, 2007                   SOUTH FERRY #2, L.P.

                                         By:  /s/ Morris Wolfson
                                              -----------------------------------
                                              Morris Wolfson, a general partner

                                         /s/ Aaron Wolfson
                                         ----------------------------------------
                                         AARON WOLFSON

                                         /s/ Abraham Wolfson
                                         ----------------------------------------
                                         ABRAHAM WOLFSON

                                         /s/ Morris Wolfson
                                         ----------------------------------------
                                         MORRIS WOLFSON